Exhibit 10.13

Execution Version

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

HARLEY-DAVIDSON, INC.

AND

LIVEWIRE EV, LLC

DATED AS OF SEPTEMBER 26, 2022

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (the “Agreement”) is entered into effective as of September 26, 2022, by and between Harley-Davidson, Inc., a Wisconsin corporation (“HD”), and LiveWire EV, LLC, a Delaware limited liability company and wholly owned subsidiary of HD (“LiveWire”), each a “Party” and together, the “Parties.” Capitalized terms used but not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS:

WHEREAS, the board of directors of HD (the “HD Board”) has previously determined that it is appropriate, advisable and in the best interests of HD and its stockholders for HD to separate the LiveWire Business from the HD Business, on the terms and conditions set forth herein and in the Separation Agreement;

WHEREAS, to effect the Separation (as defined in the Separation Agreement), the Parties are entering into that certain Separation Agreement dated as of the date hereof (as amended from time to time, the “Separation Agreement”);

WHEREAS, in connection with their entry into the Separation Agreement, HD and LiveWire are entering into this Agreement for the purpose of allocating between and among them and certain of their subsidiaries certain assets, Liabilities and responsibilities with respect to certain (i) employees, independent contractors and directors, (ii) compensation, equity and benefit plans, programs and arrangements and (iii) other employee-related matters; and

WHEREAS, immediately following the consummation of the Separation and pursuant to the terms of that Business Combination Agreement, dated as of December 12, 2021 (as such agreement may be modified, restated, waived or amended from time to time in accordance with its terms, the “Business Combination Agreement”), among other things, (a) LiveWire Group, Inc. (formerly known as LW EV Holdings, Inc.), a Delaware corporation (“HoldCo”) will become the sole stockholder of AEA-Bridges Impact Corp., an exempted company incorporated in the Cayman Islands (“SPAC”), (b) HD will contribute, or cause to be contributed, LiveWire to HoldCo and (c) SPAC will become the sole equityholder and managing member of LiveWire (the “Business Combination” and, together with the Separation, the “Transactions”);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement shall have their respective meanings set forth below:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended.

“Accrued PTO” means, with respect to a LiveWire Employee or a HD Employee, such individual’s accrued vacation, if any.

“Action” means any demand, action, claim, complaint, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding, audit or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any Governmental Entity or in any arbitration or mediation.

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement, following the execution of this Agreement, (i) no member of the HD Group shall be deemed to be an Affiliate of any member of the LiveWire Group, (ii) no member of the LiveWire Group shall be deemed to be an Affiliate of any member of the HD Group and (iii) no joint venture formed after the Separation Time solely between one or more members of the HD Group, on the one hand, and one or more members of the LiveWire Group, on the other hand, shall be deemed to be an Affiliate of, or owned or controlled by, any member of the HD Group or the LiveWire Group for the purposes of this Agreement.

“Ancillary Agreements” shall have the meaning provided in the Separation Agreement.

“Approvals or Notifications” shall have the meaning provided in the Separation Agreement.

“Assets” shall have the meaning provided in the Separation Agreement.

“Benefit Plan” means any compensation and/or benefit plan, program, arrangement, agreement or other commitment, including each (i) employment, consulting, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, sales incentive, commission, management objective program, deferred compensation, retention, transaction, change in control and similar plan, program, arrangement, agreement or other commitment, (ii) stock option, restricted stock, stock unit, performance stock, stock appreciation, stock purchase, deferred stock, phantom equity or other compensatory equity or equity-based plan, program, arrangement, agreement or other commitment, (iii) savings, life, health, welfare, post-employment welfare, disability, accident, medical, dental, vision, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, tuition, vacation, relocation, paid-time-off, other fringe benefit and any other benefit or compensation plan, program, arrangement, agreement or other commitment, including in each case, each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject thereto) and (iv) any trust, escrow, funding, insurance or other agreement related to any of the foregoing.

“Business Records” means all files, documents, instruments, papers, books, studies, reports, records, tapes, microfilms, photographs, letters, ledgers, journals, financial statements, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), correspondence, lists (including customer and supplier lists and information), regulatory records associated with any Governmental Entity, promotional materials, employee records, corporate records, Tax Returns, other Tax work papers and files and other documents in whatever form, physical, electronic (including email) or otherwise.

“Closing Company Financial Statements” has the meaning provided in the Business Combination Agreement.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, together with all regulations promulgated thereunder, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contractor” means, with respect to any member of the LiveWire Group or member of the HD Group, any independent individual or agency personnel who works or has worked for such entity (including, without limitation, full-time, part-time or temporary workers). Contractors may include, without limitation, independent contractors who invoice a member of the LiveWire Group or a member of the HD Group (as applicable) directly for services provided and agency workers for which the applicable agency invoices a member of the LiveWire Group or a member of the HD Group (as applicable) for services provided. For the avoidance of doubt, Contractors shall not include third-party firms, vendors or other entities that provide services relating to a particular expertise or subject matter to a member of the LiveWire Group or a member of the HD Group or any of their employees or other personnel.

“Director” shall mean, with respect to any member of the LiveWire Group or member of the HD Group, a non-employee member of the board of directors or managers, as applicable, of such entity.

“Employee” shall mean, with respect to any member of the LiveWire Group or member of the HD Group, any full-time or part-time employee of such entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Approvals” shall have the meaning provided in the Separation Agreement.

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court or arbitral body (public or private)), United States or non-United States, national or supra-national, state or local, including the SEC and the other Regulatory Authorities.

“HD 401(k) Plan” shall mean the Harley-Davidson Retirement Savings Plan for Salaried Employees, as amended and/or restated from time to time.

“HD Benefit Plan” shall mean each Benefit Plan that is not a LiveWire Benefit Plan, LiveWire Individual Agreement or an HD Individual Agreement, and (i) which is sponsored, maintained, entered into, or contributed to by any member of the HD Group, or (ii) with respect to which any member of the HD Group otherwise has any liability or obligation, whether fixed or contingent, including the HD Equity Plans, the HD 401(k) Plan, the HD Deferred Compensation Plan, the HD Health and Welfare Plans, the HD Cafeteria Plan, the HD Retiree Health Care Account and the HD Cash Incentive Plans.

“HD Business” has the meaning ascribed to “Harley Business” in the Separation Agreement.

“HD Cafeteria Plan” shall mean a “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by any member of the HD Group.

“HD Cash Incentive Plan” shall mean each annual performance bonus, cash incentive compensation, commission or similar cash payment, plan or program maintained by HD in which one or more LiveWire Employees is eligible to participate as of immediately prior to the Separation Time.

“HD Common Stock” shall mean the issued and outstanding shares of common stock of HD.

“HD Deferred Compensation Plan” shall mean the Harley-Davidson Management Deferred Compensation Plan, as amended and/or restated from time to time.

“HD Employee” shall mean each Employee, Contractor or Director who provides services primarily for the benefit of the HD Business and who (i) following the Separation Time, remains employed by or in service with any member of the HD Group, including any such active employees and any such employees on approved leaves of absence, or (ii) terminated or terminates, as applicable, services with the HD Group prior to the Separation Time.

“HD Equity Awards” shall mean, collectively, any equity award granted pursuant to any HD Equity Plan.

“HD Equity Plans” shall mean, collectively, the Harley-Davidson, Inc. 2009 Stock Incentive Plan, the Amended and Restated Harley-Davidson, Inc. 2014 Stock Incentive Plan, and the Harley-Davidson, Inc. 2020 Stock Incentive Plan.

“HD Group” has the meaning provided in the Separation Agreement.

“HD Indemnitees” has the meaning provided in the Separation Agreement.

“HD Individual Agreement” shall mean each Benefit Plan sponsored, maintained, entered into or contributed to by any member of the HD Group or with respect to which any member of the HD Group otherwise has any liability or obligation, whether fixed or contingent, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“HD Participant” shall mean any individual who (i) prior to the Separation Time, is eligible to participate in one or more HD Benefit Plans, and (ii) following the Separation Time, is (A) a HD Employee who is eligible to participate in one or more HD Benefit Plans, or (B) a beneficiary, dependent or alternate payee of any of the foregoing.

“HD Pension Plans” shall mean (i) the Harley-Davidson Retirement Annuity Plan and (ii) the Harley Davidson Retirement Plan, in each case, as amended and/or restated from time to time.

“HD Retiree Health Care Account” means the Harley-Davidson Motor Company Group Retiree Health Care Account.

“HD RSU Award” shall mean an award of restricted stock units granted under the Harley-Davidson, Inc. 2020 Stock Incentive Plan (excluding any such award subject to vesting based on the attainment of performance metrics).

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” means any supranational, federal, state, local or provincial, municipal, foreign or common law, act, code, statute, treaty, ordinance, rule, regulation, order, judgment, injunction, award, decree, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States or elsewhere issued, promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization. .

“Liabilities” shall have the meaning provided in the Separation Agreement.

“LiveWire 401(k) Plan” shall mean the LiveWire EV, LLC 401(k) Plan, as amended and/or restated from time to time.

“LiveWire Benefit Plan” shall mean each Benefit Plan that is not an HD Benefit Plan, HD Individual Agreement or a LiveWire Individual Agreement and (i) which is sponsored, maintained, entered into or contributed to, in each case, solely by any member of the LiveWire Group or (ii) with respect to which any member of the LiveWire Group otherwise has any liability or obligation, whether fixed or contingent, including the LiveWire 401(k) Plan, the LiveWire Cafeteria Plan, the LiveWire Health and Welfare Plans and the LiveWire Cash Incentive Plan.

“LiveWire Business” has the meaning provided in the Separation Agreement.

“LiveWire Business Records” shall mean all Business Records to the extent related to the LiveWire Business.

“LiveWire Cafeteria Plan” shall mean the “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by LiveWire.

“LiveWire Employee” shall mean each Employee or Contractor who provides services primarily for the benefit of the LiveWire Business and who, following the Separation Time, remains employed by or in service with any member of the LiveWire Group, including any such employees on approved leaves of absence, in each case, as set forth on Exhibit A, which shall be updated within three (3) days prior to the Separation Time.

“LiveWire Group” has the meaning provided in the Separation Agreement.

“LiveWire Indemnitee” has the meaning provided in the Separation Agreement.

“LiveWire Individual Agreement” shall mean each Benefit Plan sponsored, maintained entered into or contributed to by any member of the LiveWire Group or with respect to which any member of the LiveWire Group otherwise has any liability or obligation, whether fixed or contingent, in any case, under which no more than one service provider is eligible to receive compensation and/or benefits.

“LiveWire Participant” shall mean any individual who, (i) prior to the Separation Time, is eligible to participate in one or more HD Benefit Plans or LiveWire Benefit Plans, and (ii) following the Separation Time, is (A) a LiveWire Employee who is eligible to participate in one or more LiveWire Benefit Plans, or (B) a beneficiary, dependent or alternate payee of any of the foregoing.

“NYSE” means the New York Stock Exchange.

“Participating Company” shall mean, (i) with respect to a LiveWire Benefit Plan, any member of the LiveWire Group that is a participating employer in such LiveWire Benefit Plan; and (ii) with respect to an HD Benefit Plan, any member of the HD Group and, prior to the Separation Time, any member of the LiveWire Group, in each case, that is a participating employer in such HD Benefit Plan.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance group or agents, investment group or investment advisers, including the NYSE.

“Separation Time” has the meaning provided in the Separation Agreement.

“Shared Employee” means the individual set forth on Exhibit B.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Third Party” means any Person that is not a member of the HD Group or LiveWire Group.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Post-Separation Employment. Immediately after the Separation Time, by virtue of this Agreement and without further action by any Person, (a) each LiveWire Employee shall continue to be employed or engaged at LiveWire or such other member of the LiveWire Group as employs or engages such LiveWire Employee as of immediately prior to the Separation Time, and (b) each HD Employee, to the extent then employed, shall continue to be employed or engaged at HD or such other member of the HD Group as employs or engages such HD Employee as of immediately prior to the Separation Time. The Parties shall take all actions as are necessary to ensure that all LiveWire Employees are employed or engaged at a member of the LiveWire Group and all HD Employees are employed or engaged at a member of the HD Group, in each case, as of immediately prior to the Separation Time.

Section 2.2 No Termination/Severance; No Change in Control. Except as otherwise set forth in Section 5.2 or Section 7.7(e), no LiveWire Employee or HD Employee shall be deemed to (a) terminate employment or service solely by virtue of the consummation of the Separation, any transfer of employment or other service relationship contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement, or (b) become entitled to any severance, termination, separation or similar rights, payments or benefits, whether under any Benefit Plan or otherwise, in connection with any of the foregoing. Neither the Separation (as defined in the Separation Agreement) nor any other transaction(s) contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement shall constitute or be deemed to constitute a “change in control,” a “change of control,” “corporate change” or any similar corporate transaction impacting the vesting or payment of any amounts or benefits for purposes of any LiveWire Benefit Plan or HD Benefit Plan.

Section 2.3 Employment Law Liabilities.

(a) Separate Employers. Subject to the provisions of ERISA and the Code, on and after the Separation Time, each member of the HD Group shall be a separate and independent employer from each member of the LiveWire Group.

(b) Employment Litigation. Except as otherwise expressly provided in this Agreement:

(i) HD and/or the other members of the HD Group shall be solely liable for, and no member of the LiveWire Group shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding (A) HD Employees and/or prospective HD Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any member of the HD Group or any member of the LiveWire Group, whether the basis for such claims arose before, on, or after the Separation Time, including, without limitation, any claim or Liability relating to or arising out of any such individual’s participation in an HD Benefit Plan or an HD Individual Agreement, and (B) LiveWire Employees relating to, arising out of, or resulting from the actual employment or service of such individual(s) with any member of the HD Group or any member of the LiveWire Group, solely if the basis for such claims arose on or before the Separation Time, including, without limitation, any such claim or Liability relating to or arising out of any such individual’s participation in an HD Benefit Plan or HD Individual Agreement. For the avoidance of doubt, the HD Group shall be solely responsible for any wages or benefits that have been accrued but not yet paid as of the Separation Time, and shall indemnify the LiveWire Indemnitees for any such Liabilities. The HD Group shall indemnify the LiveWire Indemnitees for any Liabilities related to this Section 2.3(b)(i) pursuant to Section 2.3 of the Separation Agreement.

(ii) LiveWire and/or the other members of the LiveWire Group shall be solely liable for, and no member of the HD Group shall have any obligation or Liability with respect to, any employment-related claims and Liabilities regarding LiveWire Employees and/or prospective LiveWire Employees relating to, arising out of, or resulting from the prospective employment or service, actual employment or service and/or termination of employment or service, in any case, of such individual(s) with any member of the LiveWire Group, solely if the basis for such claims arose after the Separation Time, including, without limitation, any such claim or Liability relating to or arising out of any such individual’s participation in a LiveWire Benefit Plan or LiveWire Individual Agreement. For the avoidance of doubt, the LiveWire Group shall be solely responsible for any wages of the LiveWire Employees or benefits under LiveWire Benefit Plans, or LiveWire Individual Agreements, in each case, that are accrued on and after the Separation Time, and shall indemnify the HD Indemnitees for such Liabilities. The LiveWire Group shall indemnify the HD Indemnitees for any Liabilities related to this Section 2.3(b)(ii) in accordance with the terms of Section 2.2 of the Separation Agreement.

(iii) Notwithstanding the foregoing, any employment-related claims and Liabilities regarding the Shared Employee relating to, arising out of, or resulting from the employment or service and/or termination of employment or service of such Shared Employee with the HD Group or the LiveWire Group shall be allocated between the HD Group and the LiveWire Group in accordance with the allocation methodology mutually agreed upon by HD and LiveWire.

(c) Claims; Prior Notice of Claims Settlement.

(i) HD shall defend any employee claims and employment-related claims for which any member of the HD Group is liable under this Agreement, and LiveWire shall defend any employee claims and employment-related claims for which any member of the LiveWire Group is liable under this Agreement.

(ii) Each Party hereto shall, when applicable, notify in writing and consult with the other Party prior to making any settlement of an employee claim or an employment-related claim for which it is liable under this Agreement, for the purpose of attempting to avoid any prejudice to such other Party arising from the settlement. For the avoidance of doubt, nothing herein shall prevent any Party from settling any employment-related claim or shall confer upon any Party any rights of consent or other rights (other than to notice of proposed settlement and consultation) with respect to any employee claim against another Party. Notwithstanding anything to the contrary, no Party shall settle any employment-related claim for which the other Party bears any settlement liability unless such Party has approved the settlement amount (which approval shall not be unreasonably withheld) and such settlement contains a release of such Party.

Section 2.4 Reimbursement; Late Payments.

(a) Reimbursement of LiveWire. From time to time after the Separation Time, HD shall promptly reimburse LiveWire, upon LiveWire’s reasonable request and the presentation by LiveWire of such substantiating documentation as HD shall reasonably require, for the cost of any obligations or Liabilities satisfied or assumed by a member of the LiveWire Group that are the responsibility of a member of the HD Group pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by LiveWire as promptly as practicable following, but in no event later than one hundred twenty (120) days following, the date on which such obligations or Liabilities are satisfied or assumed, as applicable, by the LiveWire Group.

(b) Reimbursement of HD. From time to time after the Separation Time, LiveWire shall promptly reimburse HD, upon HD’s reasonable request and the presentation by HD of such substantiating documentation as LiveWire shall reasonably require, for the cost of any obligations or Liabilities satisfied or assumed by the HD Group that are the responsibility of the LiveWire Group pursuant to this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by HD as promptly as practicable following, but in no event later than one hundred twenty (120) days following, the date on which such obligations or Liabilities are satisfied or assumed, as applicable, by the HD Group.

Section 2.5 No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, no participant in any LiveWire Benefit Plan or LiveWire Individual Agreement shall receive benefits that duplicate benefits provided by the corresponding HD Benefit Plan or HD Individual Agreement for the same period of service. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall, in and of itself, be construed to create any right to accelerated vesting of or accelerated payment of any compensation or benefits with respect to any LiveWire Employee.

ARTICLE III

TERMINATION OF PARTICIPATION IN BENEFIT PLANS; SERVICE CREDIT

Section 3.1 Termination of Participation in Benefit Plans.

(a) Except as otherwise expressly provided in this Agreement or any Ancillary Agreement or as otherwise expressly agreed to in writing between the Parties (with the consent of the SPAC, such consent not to be unreasonably withheld), effective as of the date that the applicable LiveWire Benefit Plan is established and begins to cover eligible LiveWire Employees, which (except as expressly provided in this Agreement or any Ancillary Agreement or as otherwise expressly agreed to in writing between the Parties (with the consent of the SPAC, such consent not to be unreasonably withheld)) shall occur no later than the Separation Time (any such date, a “LiveWire Benefits Effective Date”), (i) each member of the HD Group shall cease to be a Participating Company in such LiveWire Benefit Plan (to the extent any such member of the HD Group was such a Participating Company in such LiveWire Benefit Plan as of immediately prior to the LiveWire Benefits Effective Date), (ii) each HD Participant shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to such LiveWire Benefit Plan (to the extent any such HD Participant so participated in such LiveWire Benefit Plan as of immediately prior to the LiveWire Benefits Effective Date), (iii) each member of the LiveWire Group shall cease to be a Participating Company in the corresponding HD Benefit Plan (to the extent any such member of the

LiveWire Group was such a Participating Company in such HD Benefit Plan as of immediately prior to the LiveWire Benefits Effective Date), and (iv) each LiveWire Participant shall cease to participate in, be covered by, accrue benefits under or be eligible to contribute to the corresponding HD Benefit Plan (to the extent any such LiveWire Participant so participated in such HD Benefit Plan as of immediately prior to the LiveWire Benefits Effective Date) and, in each case, LiveWire and HD shall take all necessary action prior to the LiveWire Benefits Effective Date to effectuate each such cessation.

(b) Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, from and after the Separation Time (i) LiveWire and/or the other members of the LiveWire Group shall be solely liable for, and no member of the HD Group shall have any Liability under, any LiveWire Benefit Plan or LiveWire Individual Agreement, and (ii) HD and/or the other members of the HD Group shall be solely liable for, and no member of the LiveWire Group shall have any Liability under, any HD Benefit Plan or any HD Individual Agreement.

Section 3.2 Service Recognition.

(a) Pre-Separation Service Credit. Each LiveWire Benefit Plan shall provide that, for purposes of eligibility, vesting (other than with respect to future equity awards) and determining level of paid time off and severance benefits, each LiveWire Participant’s years of service with any member of the LiveWire Group or HD Group (or any of their respective predecessors) as of immediately prior to the LiveWire Benefits Effective Date, that (i) were recognized under the corresponding HD Benefit Plan, or (ii) would have been recognized under the corresponding HD Benefit Plan in which such LiveWire Participant was eligible to participate immediately prior to the applicable LiveWire Benefits Effective Date, had such LiveWire Participant actually participated in such corresponding HD Benefit Plan, shall be taken into account under LiveWire Benefit Plan to the same extent as credit was (or would have been) recognized under the corresponding HD Benefit Plan, except for purposes of benefit accrual under any defined benefit plan or to the extent that duplication of compensation or benefits would result.

(b) Post-Separation Service Credit. Except to the extent imposed by applicable Law or required by this Agreement, (i) no member of the LiveWire Group shall be obligated to recognize any service of a HD Employee after the earlier of the applicable LiveWire Benefits Effective Date or the Separation Time, as applicable, for any purpose under any LiveWire Benefit Plan, and (ii) no member of the HD Group shall be obligated to recognize any service of a LiveWire Employee after the earlier of the applicable LiveWire Benefits Effective Date or the Separation Time, as applicable, for any purpose under any HD Benefit Plan; provided, however, that nothing herein shall prohibit any member of the LiveWire Group or any member of the HD Group from recognizing such service.

ARTICLE IV

TREATMENT OF HD RSU AWARDS

Section 4.1 Treatment of Outstanding HD RSU Awards.

(a) Award Treatment. At or prior to the Separation Time, each HD RSU Award that is outstanding and held by a LiveWire Employee shall be cancelled and converted into the right to receive cash payments, subject to applicable withholding taxes and deductions (each, an “RSU Payment”), on the date(s) on which the HD RSU Award would have otherwise become vested in accordance with the vesting schedule that applied to such HD RSU Award immediately prior to the Separation Time (the “RSU Vesting Schedule” and such vesting dates, “RSU Vesting Dates”). Each RSU Payment will (i) be in amount equal to (x) the number of shares of HD Common Stock subject to such HD RSU Award that would have otherwise become vested on the applicable RSU Vesting Date in accordance with the applicable RSU Vesting Schedule multiplied by (y) the closing trading price of a share of HD Common Stock on such RSU

Vesting Date and (ii) be paid to the applicable LiveWire Employee on or within thirty (30) days following the applicable RSU Vesting Date, subject to and conditioned upon such LiveWire Employee’s continued employment or service, as applicable, to the LiveWire Group through the applicable vesting date. With respect to any RSU Vesting Dates that occur on or prior to the Separation Time, HD shall, or shall cause another member of the HD Group to, pay the RSU Payments to the applicable LiveWire Employees within ten (10) business days following the applicable RSU Vesting Dates. With respect to any RSU Vesting Dates that occur on or after the Separation Time, LiveWire shall, or shall cause another member of the LiveWire Group to, pay the RSU Payments to the applicable LiveWire Employees within ten (10) business days following the applicable RSU Vesting Dates.

(b) Other Terms. Except as provided above, the Separation shall not, in and of itself, constitute a termination of employment or service for any LiveWire Employee or any HD Employee for purposes of any HD Equity Awards held by such individual. The Parties further acknowledge and agree that in no event shall the vesting of any HD Equity Awards, in any case, accelerate solely by reason of the transactions or events contemplated by the Separation Agreement, this Agreement or any other Ancillary Agreement. Prior to the Separation Time, HD shall only grant HD RSU Awards or other equity or equity-based awards to LiveWire Employees in the ordinary course of business consistent with past practice pursuant to the HD Equity Plans.

Section 4.2 SEC Registration. HD agrees that, following the Separation Time, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement (and maintain the prospectus(es) contained therein for its/their intended use) with respect to and cause to be registered pursuant to the Securities Act, the shares of HD Common Stock authorized for issuance under the HD Equity Plans as required pursuant to the Securities Act and any applicable rules or regulations thereunder.

ARTICLE V

TAX-QUALIFIED DEFINED CONTRIBUTION PLAN

Section 5.1 LiveWire 401(k) Plan. On March 1, 2022 (the “LiveWire 401(k) Effective Date”), LiveWire or another member of the LiveWire Group established the LiveWire 401(k) Plan solely for the benefit of eligible LiveWire Participants. The LiveWire 401(k) Plan shall constitute a LiveWire Benefit Plan for the purposes of this Agreement.

Section 5.2 HD 401(k) Plan. HD acknowledges and agrees that HD made or caused to be made all employer contributions to the HD 401(k) Plan that would have been made on behalf of LiveWire Participants who are then participating in the HD 401(k) Plan had the transactions contemplated by the Separation Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year ending on the LiveWire 401(k) Effective Date. On the LiveWire 401(k) Effective Date, each LiveWire Participant who, as of immediately prior to the LiveWire 401(k) Effective Date, participated in the HD 401(k) Plan became fully vested in his or her account balance under the HD 401(k) Plan.

Section 5.3 Account Balance Transfers. On the LiveWire 401(k) Effective Date, HD caused the account balances under the HD 401(k) Plan of each LiveWire Participant who, as of prior to the LiveWire 401(k) Effective Date, participated in the HD 401(k) Plan, to be transferred in cash to the LiveWire 401(k) Plan, and LiveWire or another member of the LiveWire Group caused the LiveWire 401(k) Plan to accept the transfer of such amounts, in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1)-1, and Section 208 of ERISA. HD shall cause the HD 401(k) Plan to retain the accounts (including any promissory notes related to outstanding participant loans) and assets attributable to any Person who is not a LiveWire Employee.

Section 5.4 Treatment of 401(k) Plans. Following the Separation Time, the LiveWire Group shall be solely responsible for, and the HD Group shall not have any Liability with respect to, any and all Liabilities under the LiveWire 401(k) Plan. Following the Separation Time, the HD Group shall be solely responsible for, and the LiveWire Group shall not have any Liability with respect to, any and all Liabilities under the HD 401(k) Plan.

Section 5.5 Cooperation. HD and LiveWire (each acting directly or through any member of the HD Group or any member of the LiveWire Group, as applicable) shall cooperate in making any and all appropriate filings required by the IRS, or required under the Code, ERISA or any applicable regulations with respect to this Article V.

ARTICLE VI

DEFERRED COMPENSATION PLAN; PENSION PLANS

Section 6.1 Treatment of Deferred Compensation Plan. Effective as of the Separation Time, each LiveWire Participant who, as of immediately prior to the Separation Time, participated in the HD Deferred Compensation Plan shall cease to be eligible to participate in or make additional deferrals under the HD Deferred Compensation Plan. Following the Separation Time, LiveWire Participants will be entitled to distributions of their account balances under the HD Deferred Compensation Plan in accordance with (and at such time(s) as provided under) the HD Deferred Compensation Plan.    Following the Separation Time, (a) HD (acting directly or through any member of the HD Group) shall be responsible for any and all Liabilities with respect to the HD Deferred Compensation Plan and (b) LiveWire shall not be a “Participating Employer” (as defined in the HD Deferred Compensation Plan) in the HD Deferred Compensation Plan.

Section 6.2 Treatment of HD Pension Plans. Effective as of the Separation Time (or such earlier time as the applicable LiveWire Participant’s employment transferred from the HD Group to the LiveWire Group), each LiveWire Participant who, prior to the Separation Time (or such earlier transfer), participated in an HD Pension Plan will cease to be an active participant in such HD Pension Plan (but, for clarity, will remain entitled to his or her benefits under such HD Pension Plan in accordance with the terms and conditions thereof); provided, however, that HD shall, and shall cause the HD Pension Plans to, recognize such LiveWire Participant’s service with any member of the LiveWire Group (A) for all purposes under such HD Pension Plans until the applicable LiveWire Participant’s Service End Date (as defined in the Harley-Davidson Retirement Plan) and (B) from and after the applicable LiveWire Participant’s Service End Date, for the sole purpose of determining whether such LiveWire Participant is eligible for early retirement or retirement (as applicable) under any HD Pension Plan (but, following the applicable LiveWire Participant’s Service End Date, not for purposes of benefit accrual under the HD Pension Plans). Following the Separation Time, HD (acting directly or through any member of the HD Group) shall be responsible for any and all Liabilities with respect to the HD Pension Plans.

ARTICLE VII

HEALTH AND WELFARE PLANS; WORKERS’ COMPENSATION

Section 7.1 Health and Welfare Benefit Plans. As of the Separation Time, the HD Group maintains each of the health and welfare plans set forth on Exhibit C hereto (the “HD Health and Welfare Plans”) for the benefit of eligible employees of the HD Group and their dependents and beneficiaries, each of which shall remain in effect immediately following the Separation Time. The health and welfare plans maintained by the LiveWire Group as of the Separation Time are referred to herein as the “LiveWire Health and Welfare Plans”.

Section 7.2 LiveWire Health and Welfare Plans. LiveWire shall use commercially reasonable efforts to cause all LiveWire Health and Welfare Plans to (a) waive all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to individuals who are LiveWire Participants immediately following the applicable LiveWire Benefits Effective Date, other than limitations that were in effect with respect to such LiveWire Participants as of immediately prior to the applicable LiveWire Benefits Effective Date under the corresponding HD Health and Welfare Plan(s), and (b) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable, following the applicable LiveWire Benefits Effective Date, to an individual who is a LiveWire Participant immediately following the applicable LiveWire Benefits Effective Date to the extent such LiveWire Participant had satisfied any similar limitation under the corresponding HD Health and Welfare Plan(s). Additionally, the LiveWire Health and Welfare Plans shall provide that the LiveWire Participants are credited with or otherwise have taken into account, to the extent applicable, any expenses incurred towards deductibles, co-payments or out-of-pocket limits credited to such individual, in each case, under the terms of the corresponding HD Health and Welfare Plans for the plan year in which the applicable LiveWire Benefits Effective Date occurs as if such amounts had been paid by such individual under the LiveWire Health and Welfare Plans.

Section 7.3 Cafeteria Plan. As soon as practicable following the Separation Time and if and to the extent not effected prior to the Separation Time, HD (acting directly or through any other member of the HD Group) shall, in accordance with Revenue Ruling 2002-32, cause the portion of the HD Cafeteria Plan applicable to the LiveWire Participants to be segregated into a separate component and the account balances in such component to be transferred to the LiveWire Cafeteria Plan, which will include any health flexible spending account and dependent care account plan (excluding, for clarity, any health reimbursement arrangements). The LiveWire Cafeteria Plan shall reimburse HD or the HD Cafeteria Plan to the extent amounts were paid by the HD Cafeteria Plan and not collected from the LiveWire Participant and such amounts are subsequently collected by the LiveWire Cafeteria Plan with respect to such LiveWire Participant.

Section 7.4 Health Reimbursement Arrangements. Effective as of the applicable LiveWire Benefits Effective Date, each LiveWire Participant who, as of immediately prior to such LiveWire Benefits Effective Date, participated in a health reimbursement arrangement under an HD Health and Welfare Plan (an “HD HRA”) will cease to be an active participant in the HRA (but, for clarity, will remain entitled to his or her benefits under the HD HRA in accordance with the terms and conditions thereof). Following the applicable LiveWire Benefits Effective Date, HD (acting directly or through any member of the HD Group) shall be responsible for any and all Liabilities with respect to the HD HRA.

Section 7.5 Retirement Health Care Accounts. Effective as of the Separation Time, each LiveWire Participant who, as of immediately prior to the Separation Time, participated in the HD Retiree Health Care Account, shall remain eligible for his or her benefits under the HD Retiree Health Care Account in accordance with the terms and conditions thereof; provided, however, that HD shall, and shall cause the HD Retiree Health Care Account to, recognize such LiveWire Participant’s age and service with any member of the LiveWire Group after the Separation Time for the purpose of determining eligibility for benefits under the HD Retiree Health Care Account. Following the Separation Time, HD (acting directly or through any member of the HD Group) shall be responsible for any and all Liabilities with respect to the HD Retiree Health Care Account.

Section 7.6 COBRA, HIPAA and ACA.

(a) HD (acting directly or through any other member of the HD Group) and the HD Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to each individual who is a HD Participant (or a dependent or beneficiary thereof) at the time such individual experiences a COBRA qualifying event. LiveWire (acting directly or through any other member of the LiveWire Group) and the LiveWire Health and Welfare Plans shall be solely responsible for compliance with the health care continuation coverage requirements of COBRA with respect to each individual who is a LiveWire Participant (or a dependent or beneficiary thereof) at the time such individual experiences a COBRA qualifying event. Neither the consummation of the Separation, any transfer of employment contemplated hereby, or any related transactions or events contemplated by the Separation Agreement, this Agreement or any Ancillary Agreement shall constitute a COBRA qualifying event for purposes of COBRA with respect to any LiveWire Participant or any HD Participant (or any dependent or beneficiary thereof).

(b) HD (acting directly or through any other member of the HD Group) shall be responsible for compliance with any certificate of creditable coverage of other applicable requirements of HIPAA or Medicare applicable to the HD Health and Welfare Plans. LiveWire (acting directly or through any other member of the LiveWire Group) shall be responsible for compliance with any certificate of creditable coverage of other applicable requirements of HIPAA or Medicare applicable to the LiveWire Health and Welfare Plans.

(c) HD (acting directly or through any other member of the HD Group) shall be responsible for compliance with any reporting requirements of the ACA applicable to HD Employees and LiveWire Employees under the HD Health and Welfare Plans. LiveWire (acting directly or through any other member of the LiveWire Group) shall be responsible for compliance with any reporting requirements of the ACA applicable to LiveWire Employees under the LiveWire Health and Welfare Plans.

Section 7.7 Liabilities.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, (i) LiveWire shall cause the LiveWire Health and Welfare Plans to, through such insurance policies, pay and discharge all eligible claims of LiveWire Participants that are incurred on or after the effective date of coverage of such LiveWire Participants in the LiveWire Health and Welfare Plans, and (ii) HD shall cause the HD Health and Welfare Plans to, through such insurance policies pay and discharge all eligible claims of HD Participants that are incurred prior to, on or after the Separation Time (provided that such HD Participants are enrolled in the HD Health and Welfare Plans). For the avoidance of doubt, except as otherwise expressly set forth in this Article VII, neither LiveWire Health and Welfare Plans nor HD Health and Welfare Plans shall be responsible for any benefit claims incurred following a LiveWire Participant’s termination of participation in an HD Health and Welfare Plan if the LiveWire Participant does not validly enroll in an applicable LiveWire Health and Welfare Plan.

(b) Self-Insured Benefits. With respect to employee health or medical benefits that are provided through a self-insured plan or program HD shall cause the HD Health and Welfare Plans to, through such self-insured plan or program, continue to pay and discharge all eligible claims of (i) HD Participants incurred prior to, on or after the Separation Time and (ii) LiveWire Participants incurred before the Separation Time, in each case, regardless of when such claims are reported.

(c) Short-Term and Long-Term Disability Benefits.

(i) Long-Term Disability Benefits. Any HD Employee or LiveWire Employee who becomes entitled to receive, or experiences a qualifying disability and is in an eligibility waiting or exclusion period to receive, long-term disability under any HD Health and Welfare Plan prior to the effective date of coverage for a LiveWire Employee under the LiveWire Health and Welfare Plan providing long-term disability benefits shall continue to receive or be eligible to receive long-term disability benefits under such HD Health and Welfare Plan following such date.

(ii) Short-Term Disability Benefits. Any LiveWire Employee who becomes entitled to receive short-term disability benefits under any HD Health and Welfare Plan prior to the effective date of coverage for a LiveWire Employee under the LiveWire Health and Welfare Plan providing short-term disability benefits shall be transferred to, and receive any short-term disability benefits to which such LiveWire Employee is entitled under, the applicable LiveWire Health and Welfare Plans as of date in accordance with the terms of such plan. Any HD Employee who becomes entitled to receive short-term disability benefits under any HD Benefit Plan prior to, on or after the Separation Time shall continue to receive any short-term disability benefits to which such HD Employee is entitled under the HD Health and Welfare Plans as of the Separation Time in accordance with the terms of such plan.

(d) Incurred Claim Definition. For purposes of this Article VII, a claim or Liability shall generally be deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, on the date that the health services giving rise to such claim or Liability are rendered or performed and not when such claim is made; provided, however that with respect to a period of continuous hospitalization, a claim is incurred upon the first date of such hospitalization and not on the date that such services are performed and (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability.

(e) Accrued Paid-Time-Off. Prior to the Separation Time, to the extent required by applicable Law, LiveWire shall solicit in writing the consent of each LiveWire Employee to rollover to LiveWire or another member of the LiveWire Group, such LiveWire Employee’s Accrued PTO as of the Separation Time (the “Rollover Consents”). With respect to each LiveWire Employee who (i) is not required to consent to such a rollover under applicable Law or (ii) timely provides such Rollover Consent to LiveWire and consents to such a rollover, LiveWire shall (directly or through another member of the LiveWire Group) recognize and honor the Accrued PTO credited to each LiveWire Employee by such individual’s employer immediately prior to the Separation Time. To the extent permitted and/or required under applicable Law, the Accrued PTO of any LiveWire Employee who (A) elects in his or her Rollover Consent to receive a payment of his or her Accrued PTO or (B) does not timely provide a Rollover Consent to LiveWire, shall be paid by HD to such individual(s) in a cash lump sum upon the transfer of such individual’s employment between the HD Group and the LiveWire Group prior to the Separation, and, for the avoidance of doubt, HD shall be solely responsible and liable for such payments. Notwithstanding the foregoing, (x) all Accrued PTO shall be used in accordance with the terms and conditions of the post-Separation employer’s applicable policies and programs, to the extent permissible by Law, and (y) any paid-time-off accruals in respect of post-Separation services (if any) shall be made in accordance with the terms and conditions of the post-Separation employer’s applicable policies and programs (except to the extent otherwise provided in an applicable LiveWire Individual Agreement or HD Individual Agreement).

Section 7.8 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a HD Employee that results from an accident occurring, or from an occupational disease which becomes manifest (collectively, “Workers’ Comp Liabilities”) before, as of or after the Separation Time, shall be retained by and be obligations of HD or its insurers. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a LiveWire Employee that arises or manifests prior to the date on which such LiveWire Employee is covered by an applicable workers’ compensation insurance program maintained by a member of the LiveWire Group shall be obligations of HD and its insurers. All Workers’ Comp Liabilities relating to, arising out of, or resulting from any claim by a LiveWire Employee that arises or manifests on or after the date on which such LiveWire Employee is covered under a workers’ compensation insurance program maintained by a member of the LiveWire Group shall be obligations of LiveWire and its insurers. For purposes of this Agreement, a compensable injury giving rise to a Workers’ Comp Liability shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. Each member of the HD Group and each member of the LiveWire Group shall cooperate with respect to any notification to appropriate Governmental Entities of the Separation Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE VIII

CASH INCENTIVE COMPENSATION

Section 8.1 Cash Incentive Plans.

(a) 2021 Cash Incentive Payments. If the Separation Time occurs prior to payment by the HD Group of the cash incentives payable pursuant to any HD Cash Incentive Plan with respect to calendar year 2021 (such payments, the “2021 Cash Incentive Payments”), then HD shall pay to each LiveWire Employee who, prior to the Separation, was a participant in such an HD Cash Incentive Plan prior to October 1, 2021 and becomes entitled to payment of a 2021 Cash Incentive Payment pursuant to such HD Cash Incentive Plan, an amount equal to such LiveWire Employee’s 2021 Cash Incentive Payment thereunder (pro-rated for any partial year of employment). The 2021 Cash Incentive Payments shall be paid to the applicable LiveWire Employees as and when payments are made generally under the applicable HD Cash Incentive Plans with respect to calendar year 2021, and subject to such terms and conditions as apply generally under such HD Cash Incentive Plan.

(b) 2022 Cash Incentive Payments. With respect to each LiveWire Employee who, prior to the Separation, was a participant in an HD Cash Incentive Plan with respect to calendar year 2022 (the “2022 HD Cash Incentive Plan”) and remains employed by LiveWire through December 1, 2022, an amount equal to the cash incentive payment that such LiveWire Employee would have been entitled to receive under the 2022 HD Cash Incentive Plan had the Separation not occurred, pro-rated based on the period during calendar year 2022 during which such LiveWire Employee was a participant in the 2022 HD Cash Incentive Plan (such payments, the “2022 Cash Incentive Payments”). The 2022 Cash Incentive Payments shall be paid to the applicable LiveWire Employees as and when payments are made generally under the applicable HD Cash Incentive Plans with respect to calendar year 2022.

(c) LiveWire Cash Incentive Liabilities. At or prior to the Separation and from time to time following the Separation Time, LiveWire shall, or shall cause another member of the LiveWire Group to, adopt, for the benefit of eligible LiveWire Employees, one or more cash incentive programs (each, a “LiveWire Cash Incentive Plan”). Following the Separation Time, the LiveWire Group shall be solely responsible for, and HD Group shall not have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities under any LiveWire Cash Incentive Plan.

(d) HD Cash Incentive Liabilities. Subject to and except as expressly provided under Section 8.1(a) above, following the Separation Time, the HD Group shall be solely responsible for, and the LiveWire Group shall not have any obligation or Liability with respect to, any and all payments, obligations and other Liabilities under any HD Cash Incentive Plan.

ARTICLE IX

PAYROLL REPORTING AND WITHHOLDING

Section 9.1 Tax Procedures. With respect to the LiveWire Employees, the Parties shall adopt the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) and for purposes of filing IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate), as described in Revenue Procedure 2004-53.

Section 9.2 Garnishments, Tax Levies, Child Support Orders, and Wage Assignments. With respect to garnishments, tax levies, child support orders, and wage assignments in effect with HD (or any other member of the HD Group) as of the Separation Time for any LiveWire Employees, LiveWire (and any other employing member of the LiveWire Group), as appropriate, shall honor such payroll deduction authorizations and shall continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was on file with HD as of immediately prior to the Separation Time. HD shall, as soon as practicable after the Separation Time, provide LiveWire (and any other employing member of the LiveWire Group), as appropriate, with such information in HD’s possession (and not already in the possession of a member of the LiveWire Group) or employee consents as may be reasonably requested by the LiveWire Group and necessary for the LiveWire Group to make the payroll deductions and payments to the authorized payee as required by this Section 9.2.

Section 9.3 Authorizations for Payroll Deductions. Unless otherwise prohibited by a Benefit Plan or by this Agreement or an Ancillary Agreement, LiveWire and the other members of the LiveWire Group, as appropriate, shall honor payroll deduction authorizations attributable to any LiveWire Employee that are in effect with any member of the HD Group as of immediately prior to the Separation Time relating to such LiveWire Employee, and shall not require that such LiveWire Employee submit a new authorization to the extent that the type of deduction by LiveWire or any other member of the LiveWire Group, as appropriate, does not differ from that made by the member of the HD Group prior to the Separation Time. Such deduction types include: pre-tax contributions to any Benefit Plan, including any voluntary benefit plan; scheduled loan repayments to any Benefit Plan; and direct deposit of payroll, employee relocation loans, and other types of authorized company receivables usually collectible through payroll deductions. Each Party shall, as soon as practicable after the Separation Time, provide the other Party with such information in its possession as may be reasonably requested by the other Party and as necessary for that Party to honor the payroll deduction authorizations contemplated by this Section 9.3.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Business Associate Agreements. The Parties hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

Section 10.2 Non-Solicitation. The Parties acknowledge and agree that they are subject to and bound by certain non-solicitation and non-hire restrictions set forth in Section 4.6 of the Separation Agreement, and that the Parties shall comply with their respective obligations thereunder.

Section 10.3 Employee Records.

(a) Records Relating to HD Employees. To the extent permitted by applicable Law, all records and data in any form relating to HD Employees shall be the property of the HD Group.

(b) Records Relating to LiveWire Employees. To the extent permitted by applicable Law, all records and data in any form relating to LiveWire Employees shall be the property of the LiveWire Group and considered part of the LiveWire Business Records under the Separation Agreement; provided, however, that records and data pertaining to such an employee and relating to any period that such employee was (i) employed by any member of the HD Group and/or (ii) covered under any Benefit Plan sponsored by any member of the HD Group (to the extent that such records or data relate to such coverage) prior to the Separation Time shall be shared with the appropriate HD Group by the LiveWire Group to the extent such records are reasonably necessary for payroll or Benefit Plan purposes.

Section 10.4 Sharing Of Information. The Parties hereto acknowledge and agree that they are subject to and bound by certain requirements to share and exchange information as set forth in Article III of the Separation Agreement, and that the Parties shall comply with their respective obligations thereunder.

Section 10.5 Reasonable Efforts/Cooperation. Each Party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement, including adopting Benefit Plans and/or Benefit Plan amendments. The Parties agree to consult and cooperate to the extent reasonably necessary with respect to any Actions, and, upon reasonable written request of the other Party, shall use reasonable efforts to make available to such other Party the former, current and future directors, officers, employees, other personnel and agents of it and its Subsidiaries (whether as witnesses or otherwise). The requesting party shall bear all costs and expenses in connection with the foregoing. Without limiting the generality of the foregoing, each of the Parties shall reasonably cooperate in all respects with regard to all matters relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the U.S. Department of Labor or any other filing, consent or approval with respect to or by a Governmental Entity. Notwithstanding the foregoing, this Section 10.5 shall not require either Party to take any step that would significantly interfere, or that such Party reasonably determines could significantly interfere, with its business.

Section 10.6 Employer Rights. Nothing in this Agreement shall (a) prohibit any member of the HD Group from amending, modifying or terminating any HD Benefit Plan or HD Individual Agreement at any time, subject to the terms and conditions thereof, or (b) prohibit any member of the LiveWire Group from amending, modifying or terminating any LiveWire Benefit Plan or any LiveWire Individual Agreement at any time, subject to the terms and conditions thereof. In addition, nothing in this Agreement shall be interpreted as an amendment or other modification of any Benefit Plan.

Section 10.7 Effect on Employment. Without limiting any other provision of this Agreement, none of the Separation Time or any actions taken in furtherance of the Separation Time, whether under the Separation Agreement, this Agreement, any other Ancillary Agreement or otherwise, in any case, shall in and of itself cause any employee to be deemed to have incurred a termination of employment or service or, except as expressly provided in this Agreement, to entitle such individual to any payments or benefits under any Benefit Plan or otherwise. Furthermore, nothing in this Agreement is intended to or shall confer upon any LiveWire Employee or HD Employee any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

Section 10.8 Consent Of Third Parties. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory alternative manner.

Section 10.9 Access To Employees. Following the Separation Time, LiveWire and HD shall, or shall cause the LiveWire Group and the HD Group, as applicable, to make available to each other those LiveWire Employees or HD Employees, as applicable, who may reasonably be needed by the other Party in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the LiveWire Group on the one hand and any member of the HD Group on the other) to which any employee, officer, director or Benefit Plan of the LiveWire Group or HD Group is a party and which relates to their respective Benefit Plans prior to the Separation Time. The Party to whom an employee is made available in accordance with this Section 10.9 shall pay or reimburse the other Party for all reasonable expenses reimbursed by such other Party to such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

Section 10.10 Beneficiary Designation/Release Of Information/Right To Reimbursement. Without limiting any other provision hereof, to the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to LiveWire Participants under HD Benefit Plans in effect immediately prior to the Separation Time shall be transferred to and be in full force and effect under the corresponding LiveWire Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant LiveWire Participant.

Section 10.11 Compliance. As of the Separation Time, HD (acting directly or through any member of the HD Group) shall be solely responsible for compliance under ERISA and all other applicable Law with respect to each HD Benefit Plan, and LiveWire (acting directly or through any member of the LiveWire Group) shall be solely responsible for compliance under ERISA and all other applicable Law with respect to each LiveWire Benefit Plan.

Section 10.12 Allocation of Liabilities. With respect to the determination of whether a Liability shall be treated for purposes of this Agreement as a Liability of LiveWire or of HD, the express designation of such Liability in this Agreement shall prevail. If no such express designation exists, authorized representatives of LiveWire and HD will determine in good faith by mutual agreement whether the Liability relates primarily to either the LiveWire Business, in which case it will be deemed a Liability of LiveWire or the HD Business, in which case it will be deemed a Liability of HD. If such representatives are unable to agree on the business to which such Liability relates, the treatment of such Liability on the Closing Company Financial Statements at the Closing shall prevail. If, however, such Liability is not addressed on the Closing Company Financial Statements at the Closing, then the allocation of such Liability shall be determined pursuant to Section 11.25 below.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Termination.

(a) This Agreement may be terminated at any time prior to the Separation Time by and in the sole and absolute discretion of the HD Board without the approval of any other Person, including the shareholders of HD or LiveWire. Additionally, in the event the Business Combination Agreement is validly terminated, this Agreement shall automatically terminate without further action by the Parties. In the event that this Agreement is terminated, this Agreement shall become null and void and no Party, nor any Party’s directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Separation Time, this Agreement may not be terminated except by an agreement in writing signed by HD and LiveWire.

(b) In the event of any termination of this Agreement prior to the Separation Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

Section 11.2 Section 409A. Notwithstanding anything in this Agreement to the contrary, with respect to any compensation or benefits that may be subject to Section 409A of the Code and related Department of Treasury guidance thereunder, the Parties agree to negotiate in good faith regarding any treatment different from that otherwise provided herein to the extent necessary or appropriate to (a) exempt such compensation and benefits from Section 409A of the Code, (b) comply with the requirements of Section 409A of the Code, and/or (c) otherwise avoid the imposition of tax under Section 409A of the Code; provided, however, that this Section 11.2 does not create an obligation on the part of either Party to adopt any amendment, policy or procedure, to take any other action or to indemnify any Person for any failure to do any of the foregoing.

Section 11.3 Corporate Power.

(a) HD represents on behalf of itself and each other member of the HD Group, and LiveWire represents on behalf of itself and each other member of the LiveWire Group, as follows:

(i) each such Person has the requisite corporate or other applicable power and authority and has taken all corporate or other applicable action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been or will be duly executed and delivered by it and constitutes or will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each Party acknowledges that it and the other Party may execute this Agreement by facsimile, stamp or mechanical signature. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of the other Party at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

Section 11.4 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Separation Time and shall remain in full force and effect in accordance with their terms.

Section 11.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by electronic mail (with confirmed receipt), addressed as follows:

If to HD or LiveWire, to:

c/o LiveWire
3700 West Juneau Avenue
Milwaukee, WI 53208
Attention:	Paul Krause
Email:	paul.krause@harley-davidson.com;
H-DGeneralCounsel@harley-davidson.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 811 Main St.
Houston, TX 77002
Attention: Ryan Maierson
Email: ryan.maierson@lw.com
Attention: Jason Morelli
Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 11.6 Entire Agreement. This Agreement (including any Exhibits hereto), the Business Combination Agreement (and any exhibits, schedules or other ancillary documents thereto), and any Ancillary Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

Section 11.7 Relation to Separation Agreement. Except as expressly provided in the Separation Agreement, to the extent there is any inconsistency between this Agreement and the terms of Separation Agreement that is the subject of this Agreement and such inconsistency relates to the allocation between HD and LiveWire (among them or their subsidiaries) of assets, Liabilities and responsibilities with respect to certain (a) employees, independent contractors and directors, (b) compensation, equity and benefit plans, programs and arrangements and (c) other employee-related matters, the terms of this Agreement shall prevail.

Section 11.8 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. In addition, unless the Business Combination Agreement shall have been terminated in accordance with its terms, no such waiver shall be effective without the prior written consent of the SPAC.

Section 11.9 Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the Party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced. In addition, unless the Business Combination Agreement shall have been terminated in accordance with its terms, no such amendment, modification or supplement shall be effective without the prior written consent of the SPAC.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.11 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties hereto shall use its commercially reasonable efforts, prior to, on and after the Separation Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Laws, regulations and agreements, to consummate and make effective the Transactions.

(b) Without limiting the foregoing, prior to, on and after the Separation Time, each Party hereto shall cooperate with each other Party hereto, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain or make any Approvals or Notifications of, any Governmental Entity or any other Person under any permit, license, agreement, indenture or other instrument (including any Third Party consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

Section 11.12 Performance. HD shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the HD Group. LiveWire shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the LiveWire Group. Each Party (including its permitted successors and assigns) further agrees that it shall cause all of the other members of the HD Group or the LiveWire Group (as applicable) not to take, or omit to take, any action which action or omission would violate or cause such Party to violate this Agreement or materially impair such Party’s ability to consummate the transactions contemplated hereby or thereby.

Section 11.13 Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including any shareholders of HD or shareholders of LiveWire) except the Parties hereto any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person (including any shareholders of HD or shareholders of LiveWire) with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the generality of the foregoing, in no event shall any HD Employee or LiveWire Employee (or any dependent, beneficiary or alternate payee of any of the foregoing) have any third-party rights under this Agreement. Nothing in this Agreement shall adopt, amend, or terminate or shall be construed to adopt, amend, terminate, or interpret the terms of, any Benefit Plan (including any HD Benefit Plan, HD Individual Agreement, LiveWire Benefit Plan or LiveWire Individual Agreement), or any other program or arrangement described in or contemplated by this Agreement. Notwithstanding the foregoing, the SPAC shall be a third-party beneficiary of the rights of LiveWire under this Agreement.

Section 11.14 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.15 Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 11.16 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by either Party without the prior written consent of the other Party; provided that any permitted assignment will not relieve any Party of its obligations under this Agreement. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.17 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Section 11.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)), this being in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief as provided herein on the basis that (i) the other Party has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.18 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 11.19 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

Section 11.20 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 11.21 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 11.22 No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between HD and LiveWire and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any Third Party, including with respect to the liabilities of any non-wholly owned subsidiary of HD or LiveWire.

Section 11.23 Limited Liability of Shareholders. Notwithstanding any other provision of this Agreement, except in the case of fraud no individual who is a shareholder, director, employee, officer, agent or representative of HD or LiveWire, in such individual’s capacity as such, shall have any liability in respect of or relating to the covenants or obligations of HD or LiveWire, as applicable, under this Agreement or in respect of any certificate delivered with respect hereto, to the fullest extent legally permissible, each of HD or LiveWire, for itself and its respective Subsidiaries and its and their respective shareholders, directors, employees and officers, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 11.24 Limitations of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER HD NOR ITS AFFILIATES, ON THE ONE HAND, NOR LIVEWIRE NOR ITS AFFILIATES, ON THE OTHER HAND, SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER FOR ANY INCIDENTAL CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY, REMOTE, SPECULATIVE OR SIMILAR DAMAGES IN EXCESS OF COMPENSATORY DAMAGES OF THE OTHER ARISING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO INDEMNIFICATION OF SUCH DAMAGES PAID BY AN INDEMNITEE IN RESPECT OF A THIRD-PARTY CLAIM); PROVIDED, THAT ANY BREACH OF THIS AGREEMENT BY ANY PARTY SHALL BE SUBJECT TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THE SEPARATION AGREEMENT.

Section 11.25 Consent to Jurisdiction(a) ; WAIVER OF JURY TRIAL.

(a) This Agreement, together with any Action, dispute, remedy or other proceeding arising from or relating to this Agreement or the transactions contemplated hereby or any relief or remedies sought by any Parties hereto (whether in contract, tort or statute), and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any conflicts of laws rules, principles or regulations that would require the application of the laws of another jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

(b) THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (III) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.5 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

HARLEY-DAVIDSON, INC.

By:	/s/ Paul J. Krause
Name: Paul J. Krause
Title: Chief Executive Officer

LIVEWIRE EV LLC

By:	/s/ Amanda Parker
Name: Amanda Parker
Title: Chief Legal Officer

EXHIBIT A

LIVEWIRE EMPLOYEES

1.	Abad, Mariano

2.	Akrikencheikh, Judi

3.	Amber, Lucas

4.	Aunkst, David

5.	Bednarz, Mike

6.	Bekefy, Jon

7.	Krimpelbein, Ben (Pending Start)

8.	Bhushan, Swaroop

9.	Black, Matthew

10.	Blomdahl, Kirk

11.	Brett, Pfarr

12.	Burns, Shannon

13.	Cahya, Harianto,

14.	Chitnis, Abhishek

15.	Cirillo, Jill

16.	Cole, Mark

17.	Connelly, David

18.	Delling, Lindsay

19.	Douglas, Harlan

20.	Easterla, Dylan

21.	Halverson, Eric

22.	Esmael, Mufaddal

23.	Fabian, Lucas

24.	Farage, Ryan

25.	Feldman, Gerald

26.	Fleming, Justin

27.	Flieh, Huthaifa

28.	Frazier, Anna

29.	Gabergrits, Evgueni

30.	Gales, Mark

31.	Gnanasek, Mugesh

32.	Gopireddy, Manasa

33.	Graaf, Jason

34.	Gudmundsson, Stefan

35.	Haag, Jeff

36.	Hafezinasab, Hamidreza

37.	Handley, Christian

38.	Hannah, Michael

39.	Hebert, Stephen

40.	Herb, Robert

41.	Hietpas, Brian

42.	Huang, Robert

43.	Hunter, Mitchell

44.	Klaus, Jeff (Pending Hire)

45.	Nienhuis, Jeffrey (Pending Hire)

46.	Jha, Niharika

47.	Jimenez, Natasha

48.	Johnson, Rick

49.	Jyoti, Nitin

50.	Kato, Mikalea

51.	Kazmirski, Todd

52.	Kelley-Sexton, Margo

53.	Kelly, Renae

54.	Kohlman, Chris

55.	Konieczka, Kyle

56.	Konkel, Eric

57.	Konshak, Joe

58.	Kuczmarski, Ashley

59.	Kulai, Harshith

60.	Lehrbaum, Daniel

61.	Lorbiecki, Alexandra

62.	Luddy, Stephan (pending start)

63.	Gillihan, Maijken (pending start)

64.	Maksim, Sorin (pending start)

65.	Marchese, Gina

66.	Marotta Jr, Frank

67.	Masoud, Vaezi

68.	McGinley, Ben

69.	Mennitt, Tim

70.	Metzner, Adam

71.	Millis, Joseph

72.	Monge, Louie

73.	Morrissey, Ryan

74.	Mroz, Jamieson

75.	Neelam, Chopade

76.	Noonan, Maureen

77.	O’Mahoney, Dylan

78.	Osgood, Steven

79.	Perez, Nicholas

80.	Plesetz, Jonathan

81.	Prosser, Nick

82.	Purfeerst, Jamie

83.	Ravari, Shahriar

84.	Reitinger, Samuel

85.	Richter, Dwayne

86.	Rinaldo, Steven

87.	Romo, Hector

88.	Roseberry, Harlan

89.	Rosenkranz, Erik

90.	Roth, Shannon

91.	Safarik, Dan

92.	Sanchez, Mario

93.	Sandeep, Chava (pending hire)

94.	Scalzo, Timothy

95.	Scherbarth, Brian

96.	Schweiner, Vanessa

97.	Scot, Ferguson

98.	Severance, Ryan

99.	Shweta, Sawant

100.	Silovich, Brian

101.	Stafford, Eric

102.	Strader, Vance

103.	Sweney, Rob

104.	Szymanski, Kevin

105.	Tareen, Affan

106.	Tarun, Sadineni (Pending hire)

107.	Thede, Jared

108.	Thuilliez, Jacob

109.	Tirumalareddy, Pavan

110.	Trebe, Kevin

111.	Uduwage, Don

112.	Weaver, Austin

113.	Weiss, Andrew

114.	Woyak, James

115.	Yuhasz, Donald

116.	Ziegler, Taylor

EXHIBIT B

SHARED EMPLOYEE

1.	Jochen Zeitz

EXHIBIT C

HD HEALTH AND WELFARE PLANS

1.	Harley-Davidson, Inc. U.S. Salaried Leave, Vacation and Other Time Off Information

2.	Harley-Davidson Motor Company Group Retiree Health Care Account

3.	Group Insurance Plan for Employees of Harley-Davidson Motor Company Group LLC, which includes the following benefits:

a.	Medical

b.	Prescription drug

c.	Dental

d.	Vision

e.	Life Insurance

f.	Accidental death & dismemberment

g.	Supplemental life insurance

h.	Short-term disability

i.	Long-term disability for salaried employees

j.	Long-term disability and voluntary life insurance for Kansas City Hourly Employees

k.	Personal accident insurance plan

l.	Business travel accident insurance

m.	Employee assistance plan

n.	Cafeteria plan

o.	Health care spending accounts

p.	Dependent care spending account